UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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XAI Floating Rate & Alternative Income Trust
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Dear Fellow XFLT Shareholder,

As we approach XFLT’s reconvened Special Meeting on August 6, I wanted to reach out to you personally.

First, I want to acknowledge that shareholders have received a significant amount of information regarding this vote. Quite frankly, the XFLT Board and I regret that shareholders have been placed in the middle of a disingenuous campaign launched by the Fund’s former sub-adviser following the Board’s decision to appoint a successor.

Throughout this process, the Board’s focus has remained unchanged. They have continued to make every decision guided by the most important question: what is in the best interests of XFLT shareholders?

That question led the Board to undertake an extensive review of the Fund’s performance, strategy, and management. Between May 2025 and May 2026, the Board and its committees held 12 separate meetings dedicated to evaluating performance, reviewing alternatives, conducting due diligence, and determining the best path forward for shareholders.

Following that process, the Board unanimously concluded that appointing King Street, through its Rockford Tower team, was in the best interests of XFLT and its shareholders. That conclusion has also been supported by prominent third parties. Two leading independent proxy advisory firms, Institutional Shareholder Services Inc. (ISS) and Glass, Lewis & Co. LLC (Glass Lewis), each recommend voting “FOR” the Board’s proposal. In addition, a leading subscription-based investment group on Seeking Alpha recently published a recommendation for XFLT shareholders to vote “FOR” the Board’s proposal.

What a Vote FOR Delivers to Shareholders

•	Continued management by King Street, which is already serving as XFLT’s sub-adviser under an interim agreement.

•	A global credit platform with broader capabilities and greater investment flexibility, including the ability to pursue opportunities across U.S. and European CLO debt and equity and other floating-rate credit markets.

•	The Board’s shareholder liquidity and discount-management program, including an initial tender offer for up to 12.5% of shares at 98% of NAV and potential additional contingent tenders for another 12.5% of shares at 98% of NAV.

•	No increase in management fees.

The Choice Before Shareholders

Octagon’s ideas regarding fees, governance, Fund structure, and liquidity are not binding commitments, are not before shareholders for approval, and cannot be implemented by Octagon. A vote “Against” does not implement any of them. By contrast, approval allows the Fund to continue with King Street and move forward with the Board’s concrete shareholder liquidity program.

Fund management and members of the XFLT Board have substantial personal investments in the Fund. We have experienced the same NAV decline, market discount, and the same frustrations expressed by many shareholders. That is precisely why the Board undertook this review and acted.

Now, the answer is not to prolong the uncertainty, but rather to move forward with the experienced manager selected through the Board’s extensive review process and implement the Board’s concrete plan designed to improve shareholder outcomes.

With your support, we can put this contest behind us and refocus on what matters: strengthening XFLT, addressing the discount, and creating value for all shareholders.

I respectfully ask for your support and encourage you to vote “FOR” the King Street Sub-Advisory Agreement on the WHITE proxy card.

Thank you for your continued investment and confidence in XFLT.

[Signature Block]

Dear Fellow XFLT Shareholder,

As we approach XFLT’s reconvened Special Meeting on August 6, I wanted to reach out to you personally.

First, I want to acknowledge that shareholders have received a significant amount of information regarding this vote. Quite frankly, the XFLT Board and I regret that shareholders have been placed in the middle of a disinformation campaign launched by the Fund’s former sub-adviser following the Board’s decision to appoint a successor.

Throughout this process, the Board’s focus has remained unchanged: what is in the best interests of XFLT shareholders?

That question led the Board to undertake an extensive review of the Fund’s performance, strategy, and management. Between May 2025 and May 2026, the Board and its committees held 12 separate meetings dedicated to evaluating performance, reviewing alternatives, conducting due diligence, and determining the best path forward for shareholders.

Following that process, the Board unanimously concluded that appointing King Street, through its Rockford Tower team, was in the best interests of XFLT and its shareholders.

What a Vote FOR Delivers to Shareholders

•	Continued management by King Street, which is already serving as XFLT’s sub-adviser under an interim agreement.

•	A global credit platform with broader capabilities and greater investment flexibility, including the ability to pursue opportunities across U.S. and European CLO debt and equity and other floating-rate credit markets.

•	The Board’s shareholder liquidity and discount-management program, including an initial tender offer for up to 12.5% of shares at 98% of NAV and potential additional contingent tenders for another 12.5% of shares at 98% of NAV.

•	No increase in management fees.

The Choice Before Shareholders

Octagon’s ideas regarding fees, governance, Fund structure, and liquidity are not binding commitments, are not before shareholders for approval, and cannot be implemented by Octagon. A vote AGAINST does not implement any of them. By contrast, approval allows the Fund to continue with King Street and move forward with the Board’s concrete shareholder liquidity program.

Fund management and members of the XFLT Board have substantial personal investments in the Fund. We have experienced the same NAV decline, market discount, and the same frustrations expressed by many shareholders. That is precisely why the Board undertook this review and acted.

As a fellow shareholder, I understand the frustration this process has caused. But the answer is not to prolong the uncertainty. It is to move forward with the experienced manager selected through the Board’s extensive review process and implement the Board's concrete plan designed to improve shareholder outcomes.

With your support, we can put this contest behind us and refocus on what matters: strengthening XFLT, addressing the discount, and creating value for all shareholders.

I respectfully ask for your support and encourage you to vote FOR the King Street Sub-Advisory Agreement on the WHITE proxy card.

Thank you for your continued investment and confidence in XFLT.

[Signature Block]